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                               THE WMF GROUP, LTD.
                      (in thousands, except per share data)

EXHIBIT 11.

                Statement re re-computation of per share earnings

                   THREE MONTHS ENDED          THREE MONTHS ENDED            NINE MONTHS ENDED            NINE MONTHS ENDED
                   SEPTEMBER 30, 1998          SEPTEMBER 30, 1997            SEPTEMBER 30, 1998           SEPTEMBER 30, 1997
             -------------------------------------------------------------------------------------------------------------------
                NET             PER SHARE    NET            PER SHARE    NET              PER SHARE    NET             PER SHARE
               LOSS     SHARES    AMOUNT    INCOME  SHARES    AMOUNT     LOSS     SHARES    AMOUNT    INCOME   SHARES    AMOUNT
               ----     ------    ------    ------  ------    ------     ----     ------    ------    ------   ------   --------
BASIC EPS    ($30,223)   5,270    ($5.73)   $1,273   4,217     $0.30   ($33,927)   5,199    ($6.53)   $1,724   4,217     $ 0.41

Effect of
dilutive
securities:         -        -         -         -       -         -          -        -         -         -       -         -
                 ----     ----      ----      ----    ----      ----       ----     ----      ----      ----    ----      ----
DILUTED EPS  ($30,223)   5,270    ($5.73)   $1,273   4,217    $ 0.30   ($33,927)   5,199    ($6.53)   $1,724   4,217     $ 0.41
             ---------   -----    -------   ------   -----    ------   ---------   -----    -------   ------  ------     ------








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